Exhibit 99.1

3003 Tasman Drive, Santa Clara, CA 95054

www.svb.com

For release at 1:00 P.M. (Pacific Time)	Contact:
April 24, 2008	Meghan O’Leary
Investor Relations
(408) 654-6364

NASDAQ: SIVB

SVB FINANCIAL GROUP ANNOUNCES 2008 FIRST QUARTER FINANCIAL RESULTS

SANTA CLARA, Calif. — April 24, 2008 — SVB Financial Group (NASDAQ: SIVB) today announced financial results for the first quarter ended March 31, 2008.

Consolidated net income for the first quarter of 2008 was $27.9 million, or $0.81 per diluted common share, compared to $34.3 million, or $0.96 per diluted common share, for the fourth quarter of 2007, and $28.4 million, or $0.76 per diluted common share, for the first quarter of 2007.

“I am proud of what we accomplished in this first quarter: growth rates of 9.2% in average loans and 5.4% in average deposits,” said Ken Wilcox, President and CEO of SVB Financial Group. “Moreover, we continue to do well with respect to both credit quality and expense control. These are troubled times, and our success speaks to both the viability of our model and the strength of our execution.

“Further, I am happy with the direction we are going. We are investing in our future, to the benefit of our shareholders. By putting some portion of our earnings back into the corporation, through improvements to infrastructure, expansion of our product set, key hires, and growth of market share, we are positioning SVB to take full advantage of the recovery when it comes, and it will come.”

First Quarter 2008 Summary

	Three months ended
				% Change from
(Dollars in millions, except per share amounts and ratios)	March 31, 2008	December 31, 2007	March 31, 2007	December 31, 2007	March 31, 2007
Income Statement:
Diluted EPS	$0.81	$0.96	$0.76	(15.6)%	6.6%
Net income	27.9	34.3	28.4	(18.7)	(1.8)
Net interest income	92.1	97.3	93.4	(5.3)	(1.4)
Provision for (recovery of) loan losses	7.7	6.0	(0.4)	28.3	—
Noninterest income	41.6	53.2	47.5	(21.8)	(12.4)
Noninterest expense	83.4	83.5	82.1	(0.1)	1.6
Fully Taxable Equivalent:
Net interest income (1)	$92.6	$97.6	$93.7	(5.1)	(1.2)
Net interest margin	6.36%	7.04%	7.58%	(9.7)	(16.1)
Balance Sheet:
Average total assets	$6,752.0	$6,329.3	$5,722.5	6.7	18.0
Average loans, net of unearned income	4,112.9	3,768.0	3,257.5	9.2	26.3
Average interest-earning investment securities	1,263.1	1,284.0	1,459.0	(1.6)	(13.4)
Average noninterest-bearing demand deposits	2,899.6	2,941.2	2,818.0	(1.4)	2.9
Average interest-bearing deposits	1,535.4	1,265.6	1,033.1	21.3	48.6
Average total deposits	4,435.0	4,206.8	3,851.0	5.4	15.2
Average short-term borrowings	234.9	116.9	548.8	100.9	(57.2)
Average long-term debt	887.3	863.4	352.4	2.8	151.8
Period end total assets	6,897.3	6,692.5	5,847.9	3.1	17.9
Period end loans, net of unearned income	4,349.2	4,151.7	3,358.4	4.8	29.5
Period end investment securities	1,618.5	1,602.6	1,657.5	1.0	(2.4)
Period end noninterest-bearing demand deposits	3,034.9	3,226.9	2,863.4	(5.9)	6.0
Period end interest-bearing deposits	1,734.3	1,384.3	1,011.8	25.3	71.4
Period end total deposits	4,769.2	4,611.2	3,875.2	3.4	23.1
Off-Balance Sheet:
Average total client investment funds	21,894.5	21,520.4	19,468.0	1.7	12.5
Period end total client investment funds	20,966.9	22,192.1	19,326.6	(5.5)	8.5
Total unfunded credit commitments	$4,860.7	$4,938.6	$4,292.1	(1.6)	13.2
Ratios and Other Statistics:
Return on average assets (2)	1.7%	2.1%	2.0%	(19.0)	(15.0)
Return on average stockholders’ equity (2)	16.3	19.9	17.8	(18.1)	(8.4)
Total risk-based capital ratio	15.54	16.02	14.56	(3.0)	6.7
Tangible common equity to tangible assets (3)	9.76	10.12	11.05	(3.6)	(11.7)
Operating efficiency ratio (4)	59.49%	55.32%	62.13%	7.5	(4.2)
Common stock repurchases	$44.6	$49.4	$19.1	(9.7)	133.5
Allowance for loan losses as a percentage of total gross loans	1.13%	1.13%	1.19%	—	(5.0)
Net charge-offs as a percentage of total gross loans (annualized)	0.49	0.28	0.25	75.0	96.0
Period end prime rate	5.25	7.25	8.25	(27.6)	(36.4)
Average SVB prime lending rate	6.26%	7.54%	8.25%	(17.0)	(24.1)
Full-time equivalent employees	1,190	1,141	1,169	4.3%	1.8%

(1)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax-equivalent adjustments were $0.5 million, $0.3 million and $0.3 million for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively.

(2)	Ratios represent annualized consolidated net income divided by quarterly average assets/equity.

(3)	Tangible common equity consists of total stockholders’ equity (excluding unrealized gains and losses on investments) less acquired intangibles and goodwill. Tangible assets represent total assets (excluding unrealized gains and losses on investments) less acquired intangibles and goodwill.

(4)	The operating efficiency ratio is calculated by dividing noninterest expense (excluding noninterest expense attributable to minority interests of $2.8 million, $2.5 million and $2.3 million for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively) by total taxable-equivalent revenue (excluding taxable-equivalent (losses) revenue attributable to minority interests of $(1.5) million, $4.4 million and $12.6 million for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively).

Net Interest Income and Margin

Net interest income was $92.1 million for the first quarter of 2008, compared to $97.3 million for the fourth quarter of 2007 and $93.4 million for the first quarter of 2007. Net interest income, on a fully tax-equivalent basis, was $92.6 million for the first quarter of 2008, compared to $97.6 million for the fourth quarter of 2007 and $93.7 million for the first quarter of 2007. The decrease in net interest income, on a fully tax-equivalent basis, in the first quarter of 2008, compared to the fourth quarter of 2007, was primarily attributable to the following:

•

A net decrease in income from our loan portfolio of $4.6 million, largely due to decreases totaling 200 basis points in our prime-lending rate during the first quarter of 2008 and to decreases in our prime-lending rate during the fourth quarter of 2007, as well as a decrease in loan fee income of $1.9 million due mainly to lower loan prepayments. The decreases in our prime-lending rate were in response to Federal Reserve rate decreases, which reduced our average prime-lending rate to 6.26 percent for the first quarter of 2008, compared to 7.54 percent for the fourth quarter of 2007. These decreases were partially offset by increases in interest income related to growth in our average loan portfolio balances, which increased interest income by $7.6 million;

•	A decrease in interest income of $1.0 million from our short-term investment portfolio, primarily driven by declining short-term market interest rates;

•	An increase in interest expense of $0.5 million due to increases in the average balance of our Eurodollar sweep deposit product introduced in late October 2007; and

•

A decrease in interest expense of $1.4 million related to our senior and subordinated notes and other long-term debt primarily due to lower short-term London Inter-bank Offered Rates (LIBOR) rates. This decrease was offset by an increase in interest expense of $0.4 million due to an increase in average balance of our short-term borrowings, which were used to fund loan growth.

Our net interest margin, on a fully tax-equivalent basis, was 6.36 percent for the first quarter of 2008, compared to 7.04 percent for the fourth quarter of 2007 and 7.58 percent for the first quarter of 2007. The decrease in the first quarter of 2008, compared to the fourth quarter of 2007, was primarily due to reductions in our prime-lending rate during the fourth quarter of 2007 and the first quarter of 2008, as well as lower loan fee income recognized due to lower loan prepayments. The decrease in our net interest margin was also attributable to an increase in interest expense from increases in our short-term borrowing balances and increases in our average interest-bearing deposit balances. These reductions were partially offset by a decrease in interest expense from our long-term debt.

As of March 31, 2008, 71.7 percent, or $3.14 billion, of our outstanding gross loans were variable-rate loans that adjust at a prescribed measurement date upon a change in our prime-lending rate or other variable indices, compared to 73.0 percent, or $3.05 billion, as of December 31, 2007 and 71.0 percent, or $2.39 billion, as of March 31, 2007.

Loan Growth

Average loans, net of unearned income, were $4.11 billion for the first quarter of 2008, compared to $3.77 billion for the fourth quarter of 2007 and $3.26 billion for the first quarter of 2007. The increase in average loan balances in the first quarter of 2008, compared to the fourth quarter of 2007, came from all our client industry segments, with particularly strong growth in loans to technology clients. Period end loans, net of unearned income, were $4.35 billion at March 31, 2008, compared to $4.15 billion at December 31, 2007 and $3.36 billion at March 31, 2007.

Deposit Growth

Average deposits were $4.44 billion for the first quarter of 2008, compared to $4.21 billion for the fourth quarter of 2007 and $3.85 billion for the first quarter of 2007. The increase in average deposit balances for the first quarter of 2008, compared to the fourth quarter of 2007, reflects an increase in deposit activity in late 2007, primarily from our private equity clients, as well as an increase in balances of our money market deposit product for early stage clients introduced in the second quarter of 2007 and our Eurodollar sweep deposit product introduced in the fourth quarter of 2007. The period end and average balances of our early stage money market deposit product were $381.0 million and $406.4 million, respectively, for the first quarter of 2008, compared to $389.3 million and

$302.2 million, respectively, for the fourth quarter of 2007. The period end and average balances of our Eurodollar sweep deposit product were $267.4 million and $144.3 million, respectively, for the first quarter of 2008, compared to $72.1 million and $33.0 million, respectively, for the fourth quarter of 2007. Total deposits were $4.77 billion at March 31, 2008, compared to $4.61 billion at December 31, 2007 and $3.88 billion at March 31, 2007.

Investment Portfolio

Total investment securities were $1.62 billion at March 31, 2008, compared to $1.60 billion at December 31, 2007 and $1.66 billion at March 31, 2007. The increase in investment securities in the first quarter of 2008, compared to the fourth quarter of 2007, was primarily due to increases in the balances of our non-marketable securities, primarily from investments during the first quarter of 2008 in our funds of funds, partially offset by a decrease in investments within our fixed income investment portfolio, due primarily to principal prepayments on our mortgage-backed securities and collateralized mortgage obligations.

Average interest-earning investment securities were $1.26 billion for the first quarter of 2008, compared to $1.28 billion for the fourth quarter of 2007 and $1.46 billion for the first quarter of 2007. The decrease in average interest-earning investment securities in the first quarter of 2008, compared to the fourth quarter of 2007, was primarily due to regular principal prepayments on our mortgage-backed securities portfolio, partially offset by an increase in investments within our municipal bonds and notes portfolio.

Noninterest Income

Noninterest income was $41.6 million for the first quarter of 2008, compared to $53.2 million for the fourth quarter of 2007 and $47.5 million for the first quarter of 2007. The decrease in noninterest income in the first quarter of 2008, compared to the fourth quarter of 2007, was primarily attributable to the following:

•

Net losses on investment securities of $6.1 million for the first quarter of 2008, compared to net gains of $6.1 million for the fourth quarter of 2007. The decrease of $12.2 million was primarily due to losses related to lower valuations as well as lower distributions. Net losses on investment securities of $6.1 million in the first quarter of 2008 were mainly attributable to gains and losses from the following investment activity:

•

Net losses from our sponsored debt funds of $8.0 million. Included in the $8.0 million in net losses from our sponsored debt funds are $7.8 million of net losses from valuations mainly attributable to a decrease in the share price of one investment, which was subject to transfer restrictions;

•	Net gains from our managed funds of funds of $2.8 million, which include $1.9 million of net gains from distributions and $0.9 million of net gains from an increase in valuations; and

•	Net losses of $0.8 million from the sale of certain equity securities, which are publicly-traded shares acquired upon exercise of equity warrant assets.

As of March 31, 2008, we held investments, either directly or through our managed investment funds, in 408 private equity funds, 64 companies and three sponsored debt funds.

•

A decrease in net gains on derivative instruments of $5.8 million, primarily due to lower gains on exercises of equity warrant assets and net losses from foreign exchange forward contracts. The net gains from exercised warrants of $4.5 million in the first quarter of 2008 were primarily from the sale of one warrant position. Net losses from foreign exchange forward contracts include $3.1 million in net losses from changes in fair value of foreign exchange forward contracts, used to offset gains/losses from revaluation of our foreign currency denominated loans, which are included in other noninterest income;

•

An increase in other noninterest income of $4.6 million, primarily due to an increase of $5.0 million from revaluations of foreign currency denominated loans due to the continued weakening of the U.S. dollar in the first quarter of 2008;

•

An increase in deposit service charges of $1.0 million, primarily attributable to a decrease in our earnings credit rate obtained by clients to offset deposit service charges, which was directly related to decreases in short-term market interest rates; and

•	An increase in corporate finance fees of $1.0 million due to the completion of all remaining client transactions at SVB Alliant. We ceased operations at SVB Alliant as of March 31, 2008.

Non-GAAP noninterest income, net of minority interest, was $43.3 million for the first quarter of 2008, compared to $49.0 million for the fourth quarter of 2007 and $35.3 million for the first quarter of 2007. Refer to tables in the back of this release for summaries and a description of non-GAAP noninterest income, net of minority interest, non-GAAP net gains on investment securities, net of minority interest and non-GAAP net gains on derivative instruments, net of minority interest.

Noninterest Expense

Noninterest expense was $83.4 million for the first quarter of 2008, compared to $83.5 million for the fourth quarter of 2007 and $82.1 million for the first quarter of 2007. The decrease in noninterest expense in the first quarter of 2008, compared to the fourth quarter of 2007, was primarily attributable to the following:

•

A decrease in the provision for unfunded credit commitments of $1.8 million. We recorded a (reduction of) provision for unfunded credit commitments of ($0.2) million for the first quarter of 2008, compared to a provision of $1.6 million for the fourth quarter of 2007. The reduction of provision for unfunded credit commitments for the first quarter of 2008 reflects a slight decrease in the balance of our total unfunded credit commitments compared to the fourth quarter of 2007. We recorded a provision of $1.6 million in the fourth quarter of 2007, primarily due to the growth in our portfolio of unfunded credit commitments, which grew by $469.6 million to $4.94 billion at December 31, 2007, compared to $4.47 billion at September 30, 2007. Total unfunded credit commitments were $4.86 billion at March 31, 2008, compared to $4.94 billion at December 31, 2007 and $4.29 billion at March 31, 2007.

•	An increase in compensation and benefits expense of $1.7 million, primarily attributable to the following:

•	An increase of $2.0 million related to additional 401(k) employer matching contributions made as a result of 2007 incentive compensation payouts received by employees during the first quarter of 2008;

•

An increase of $1.8 million in salaries and wages expense, primarily attributable to the increase in the number of average full-time equivalent (“FTE”) employees, which increased by 35 to an average of 1,174 FTEs for the first quarter of 2008, compared to an average of 1,139 FTEs for the fourth quarter of 2007;

•

An increase of $1.4 million in employer payroll taxes, primarily attributable to lower employer payroll taxes paid during the fourth quarter of 2007 as maximum taxation levels were reached for certain employees; and

•

A decrease of $3.4 million in compensation costs related to our incentive compensation plan, retention program and warrant incentive program, primarily due to higher compensation costs recorded during the fourth quarter of 2007.

Non-GAAP noninterest expense, net of minority interest, was $80.7 million for the first quarter of 2008, compared to $81.0 million for the fourth quarter of 2007 and $79.9 million for the first quarter of 2007. Refer to table in the back of this release for a summary and description of non-GAAP noninterest expense, net of minority interest.

Income Tax Expense

Our effective tax rate was 40.26 percent for the first quarter of 2008, compared to 41.99 percent for the fourth quarter of 2007 and 41.77 percent for the first quarter of 2007. The decrease in the tax rate in the first quarter of 2008, compared to the fourth quarter of 2007, was primarily attributable to a higher impact of tax-advantaged investments on our overall pre-tax income and to the tax impact of lower non-deductible officers’ compensation expense on our overall pre-tax income.

Credit Quality

	Three months ended
(Dollars in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
Allowance for loan losses, beginning balance	$47,293	$44,225	$42,747
Provision for (recovery of) loan losses	7,723	5,971	(407)
Gross loan charge-offs	(6,208)	(4,664)	(4,350)
Loan recoveries	828	1,761	2,266

Allowance for loan losses, ending balance	$49,636	$47,293	$40,256

Provision (recovery) as a percentage of total gross loans (annualized)	0.71%	0.57%	(0.05)%
Gross charge-offs as a percentage of total gross loans (annualized)	0.57	0.44	0.52
Net charge-offs as a percentage of total gross loans (annualized)	0.49	0.28	0.25
Allowance for loan losses as a percentage of total gross loans	1.13%	1.13%	1.19%
Total gross loans	$4,377,498	$4,178,098	$3,381,144

Our provision for loan losses increased by $1.8 million for the first quarter of 2008, compared to the fourth quarter of 2007, primarily due to an increase in gross charge-offs of $1.5 million and a decrease in net recoveries of $0.9 million.

Minority Interest in Consolidated Affiliates

Minority interest in net loss (income) of consolidated affiliates is primarily related to the minority interest holders’ portion of investment gains or losses and management fees paid by our managed funds. Minority interest in net loss of consolidated affiliates was $4.2 million for the first quarter of 2008, compared to net income of $2.0 million for the fourth quarter of 2007 and net income of $10.4 million for the first quarter of 2007. Minority interest in net loss of consolidated affiliates of $4.2 million for the first quarter of 2008 was primarily due to $4.4 million in net investment losses and carried interest from one of our sponsored debt funds and noninterest expense of $2.8 million primarily related to management fees paid by our managed funds to the general partners at SVB Capital for funds management. These net losses were partially offset by $2.6 million in net investment gains from our funds of funds.

Minority interest in capital of consolidated affiliates increased by $32.6 million for the first quarter of 2008, compared to the fourth quarter of 2007, due to equity transactions, which included paid capital calls of $36.9 million made by our consolidated affiliates, partially offset by $4.2 million of net losses and carried interest from consolidated affiliates, primarily from one of our sponsored debt funds.

Capital

We repurchased 979,628 shares of our common stock during the first quarter of 2008 at an aggregate cost of $44.6 million. On July 26, 2007, our Board of Directors approved a stock repurchase program authorizing us to purchase up to $250.0 million of our common stock, which expires on July 31, 2008. At March 31, 2008, $105.1 million of our shares remain authorized for repurchase under our stock repurchase program.

Weighted-average diluted common shares outstanding decreased by 1,155,302 shares in the first quarter of 2008, compared to the fourth quarter of 2007, primarily due to the full quarter effect of our share repurchase activity during the fourth quarter of 2007, share repurchase activity during the first quarter of 2008, and a decrease in the dilutive impact of our contingently convertible debt resulting from a decrease in our average share price in the first quarter of 2008.

Recent Developments

In April 2008, we issued $250 million of 3.875% convertible senior notes, due in 2011. The notes will be initially convertible, subject to certain conditions, into cash up to the principal amount of notes and, with respect to any excess conversion value, into shares of our common stock or cash or a combination, at our option. The notes will have an initial conversion rate of 18.8525 shares of common stock per $1,000 principal amount of notes, which represents an initial effective conversion price of $53.04 per share. We will use approximately $150 million of the net proceeds to cash settle that portion of our conversion obligation due upon conversion of our $150 million zero-coupon convertible subordinated notes due in June 2008. We used $20.6 million of the net proceeds to cover the net cost of entering into a convertible note hedge and a warrant agreement with respect to our common stock. These hedge and warrant transactions are separate contracts entered into by the applicable counterparties, are not part of the terms of the notes and will not affect the rights of the holders of the notes. With respect to us, they are intended to generally have the effect of increasing the conversion price of the notes to $64.43 per share of common stock. Remaining proceeds will be used for general corporate purposes.

Effective January 1, 2008, we adopted the provisions of SFAS No. 157, Fair Value Measurements. The adoption of this standard did not have a material impact on our consolidated financial position or results of operations for the first quarter of 2008.

Outlook for the Year Ending December 31, 2008

Our outlook for 2008 is provided below on a GAAP basis, unless otherwise noted. We have provided our current outlook for the expected results of our significant forecasted activities. However, we do not provide our outlook on selected items where the timing and financial impact is particularly uncertain, as well as certain potential unusual or one-time items. The outlook observation presented below are, by their nature, forward looking statements and are subject to substantial risks and uncertainties which are discussed below under the caption “Forward Looking Statements”.

For the year ending December 31, 2008, compared to 2007 results, we currently expect the following outlook based on our first quarter 2008 results:

	Current outlook compared to 2007 results (as of April 24, 2008)	Change in outlook compared to outlook reported as of January 24, 2008
Average loan balance	increase at a percentage rate in the low twenties range	outlook improved from low to mid teens range

Average deposit balance (majority of growth from interest-bearing deposits)	increase at a percentage rate in the low double digit range	no change from previous outlook

Average off-balance sheet client fund balance	increase at a percentage rate in the low teens range	no change from previous outlook

Net interest margin	decline based on expected federal reserve rate cuts and from actual decreases in late 2007 and early 2008	no change from previous outlook

Fees for deposit services, letters of credit and foreign exchange, in aggregate	increase at a percentage rate in the mid twenties range	outlook improved from mid teens range

Client investment fees	increase at a percentage rate in the high single digit range	outlook decreased from low teens range

Allowance for loan losses as a percentage of gross loans	remain flat	no change from previous outlook

Noninterest expense (excluding expenses related to minority interest and goodwill impairment)	increase at a percentage rate in the mid single digit range	no change from previous outlook

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts, such as forecasts of our future financial results and condition, expectations for our operations and business, and our underlying assumptions of such forecasts and expectations. In this release, particularly in the section “Outlook for the Year Ending December 31, 2008” above, we make forward-looking statements discussing management’s expectations about economic conditions, and our financial and credit performance and financial results (and the components of such results) for the year 2008.

Although management believes that the expectations reflected in our forward-looking statements are reasonable and has based these expectations on our beliefs and assumptions, such expectations are not guarantees and may prove to be incorrect. Actual results could differ significantly. Factors that may cause the outlook for the year 2008 and other forward-looking statements herein to change include, among others, the following: (i) accounting changes, as required by U.S. generally accepted accounting principles, (ii) changes in the state of the economy or the markets in which we conduct business or are served by us, (iii) changes in credit quality of our loan portfolio, (iv) changes in interest rates or market levels or factors affecting them, (v) changes in the performance or equity valuation of companies in which we have invested or hold derivative instruments or equity warrants assets, and (vi) variations from our expectations as to factors impacting our cost structure. For additional information about these factors, please refer to our public reports filed with the U.S. Securities and Exchange Commission, including our most recently-filed quarterly or annual report. The forward-looking statements included in this release are made only as of the date of this release. We do not intend, and undertake no obligation, to update these forward-looking statements.

Earnings Conference Call

On April 24, 2008, we will host a conference call at 2:00 p.m. (Pacific Time) to discuss the financial results for the first quarter ended March 31, 2008. The conference call can be accessed by dialing (866) 916-4782 or (706) 902-0678, and referencing the conference ID “39808166”. A live webcast of the audio portion of the call can be accessed on the Investor Relations section of our website at www.svb.com. A digitized replay of the conference call will be available beginning at approximately 6:00 p.m. (Pacific Time) on Thursday, April 24, 2008, through midnight on Sunday, May 27, 2008, by dialing (800) 642-1687 or (706) 645-9291 and referencing conference ID number “39808166.” A replay of the audio webcast will also be available on www.svb.com for 12 months beginning Thursday, April 24, 2008.

About SVB Financial Group

For 25 years, SVB Financial Group and its subsidiaries, including SVB Silicon Valley Bank, have been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through SVB Silicon Valley Bank, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The Company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 27 offices in the U.S. and five internationally in China, India, Israel and United Kingdom. More information on the Company can be found at www.svb.com.

Disclaimer:

SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended
(Dollars in thousands, except share data)	March 31, 2008	December 31, 2007	March 31, 2007
Interest income:
Loans	$89,759	$94,377	$85,232
Investment securities:
Taxable	13,770	14,313	16,293
Non-taxable	937	672	607
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities	4,117	5,156	3,834

Total interest income	108,583	114,518	105,966

Interest expense:
Deposits	5,269	4,957	2,188
Borrowings	11,233	12,276	10,414

Total interest expense	16,502	17,233	12,602

Net interest income	92,081	97,285	93,364
Provision for (recovery of) loan losses	7,723	5,971	(407)

Net interest income after provision for (recovery of) loan losses	84,358	91,314	93,771

Noninterest income:
Client investment fees	13,722	13,981	12,034
Foreign exchange fees	7,844	7,972	5,259
Deposit service charges	5,891	4,843	3,211
Corporate finance fees	3,640	2,631	2,915
Letter of credit and standby letter of credit income	2,946	2,752	2,931
Gains on derivative instruments, net	2,599	8,421	1,973
(Losses) gains on investment securities, net	(6,112)	6,113	12,251
Other	11,035	6,476	6,887

Total noninterest income	41,565	53,189	47,461

Noninterest expense:
Compensation and benefits (1)	53,781	52,115	53,360
Professional services	8,801	9,232	9,150
Premises and equipment	5,188	4,936	5,142
Net occupancy	4,348	4,591	4,804
Business development and travel	3,422	3,516	2,915
Correspondent bank fees	1,506	1,342	1,549
Telephone	1,152	1,370	1,433
Data processing services	1,077	901	1,028
(Reduction of) provision for unfunded credit commitments	(165)	1,571	(1,109)
Other	4,327	3,903	3,845

Total noninterest expense	83,437	83,477	82,117

Income before minority interest in net loss (income) of consolidated affiliates and income tax expense	42,486	61,026	59,115
Minority interest in net loss (income) of consolidated affiliates	4,218	(1,957)	(10,356)

Income before income tax expense	46,704	59,069	48,759
Income tax expense	18,801	24,803	20,368

Net income	$27,903	$34,266	$28,391

Earnings per common share — basic	$0.86	$1.04	$0.82
Earnings per common share — diluted	$0.81	$0.96	$0.76
Weighted average shares outstanding — basic	32,279,892	33,043,715	34,421,882
Weighted average shares outstanding — diluted	34,582,568	35,737,870	37,162,832

(1)	Compensation and benefits included share-based payments of $3.5 million, $2.9 million and $3.8 million for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively.

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except par value, share data and ratios)	March 31, 2008	December 31, 2007	March 31, 2007
Assets:
Cash and due from banks	$303,973	$325,399	$309,933
Securities purchased under agreement to resell and other short-term investment securities	372,159	358,664	254,941
Investment securities	1,618,542	1,602,574	1,657,539
Loans, net of unearned income	4,349,238	4,151,730	3,358,390
Allowance for loan losses	(49,636)	(47,293)	(40,256)

Net loans	4,299,602	4,104,437	3,318,134

Premises and equipment, net of accumulated depreciation and amortization	36,725	38,628	37,868
Goodwill	4,092	4,092	21,296
Accrued interest receivable and other assets	262,210	258,662	248,145

Total assets	$6,897,303	$6,692,456	$5,847,856

Liabilities, Minority Interest and Stockholders’ Equity:
Liabilities:
Deposits:
Noninterest-bearing demand	$3,034,885	$3,226,859	$2,863,399
Negotiable order of withdrawal (NOW)	71,440	35,909	32,325
Money market	1,009,226	941,242	652,741
Time	386,213	335,110	326,734
Foreign sweep	267,449	72,083	—

Total deposits	4,769,213	4,611,203	3,875,199

Short-term borrowings	120,000	90,000	583,901
Other liabilities	167,016	199,243	187,147
Long-term debt	893,189	875,254	353,151

Total liabilities	5,949,418	5,775,700	4,999,398

Minority interest in capital of consolidated affiliates	272,729	240,102	194,993
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized; no shares issued and outstanding	—	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized; 31,879,622 shares, 32,670,557 shares and 34,229,797 shares outstanding, respectively	32	33	34
Retained earnings	678,078	682,911	668,486
Accumulated other comprehensive loss	(2,954)	(6,290)	(15,055)

Total stockholders’ equity	675,156	676,654	653,465

Total liabilities, minority interest and stockholders’ equity	$6,897,303	$6,692,456	$5,847,856

Capital Ratios:
Total risk-based capital ratio	15.54%	16.02%	14.56%
Tier 1 risk-based capital ratio	10.61	11.07	12.98
Tier 1 leverage ratio	11.06	11.91	12.55
Other Period-End Statistics:
Tangible common equity to tangible assets ratio	9.76	10.12	11.05
Loans, net of unearned income-to-deposits ratio	91.19%	90.04%	86.66%
Book value per share	$21.18	$20.71	$19.09
Full-time equivalent employees	1,190	1,141	1,169

SVB FINANCIAL GROUP AND SUBSIDIARIES

INTERIM AVERAGE BALANCES, RATES AND YIELDS

(Unaudited)

(Dollars in thousands)	Three months ended
	March 31, 2008			December 31, 2007			March 31, 2007
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Interest-earning assets:
Federal funds sold, securities purchased under agreement to resell and other short-term investment securities (1)	$475,112	$4,117	3.49%	$449,400	$5,156	4.55%	$293,574	$3,834	5.30%
Investment securities:
Taxable	1,173,698	13,770	4.72	1,220,511	14,313	4.65	1,405,006	16,293	4.70
Non-taxable (2)	89,360	1,442	6.49	63,503	1,034	6.46	54,018	934	7.01
Loans:
Commercial	3,515,060	80,383	9.20	3,190,854	84,170	10.47	2,730,868	75,321	11.19
Real estate construction and term	287,611	4,467	6.25	281,243	4,585	6.47	230,053	3,823	6.74
Consumer and other	310,194	4,909	6.37	295,935	5,622	7.54	296,586	6,088	8.32

Total loans, net of unearned income	4,112,865	89,759	8.78	3,768,032	94,377	9.94	3,257,507	85,232	10.61

Total interest-earning assets	5,851,035	109,088	7.50	5,501,446	114,880	8.28	5,010,105	106,293	8.60

Cash and due from banks	276,471			276,798			277,025
Allowance for loan losses	(48,276)			(45,654)			(43,611)
Goodwill	4,092			4,092			21,296
Other assets (3)	668,697			592,606			457,653

Total assets	$6,752,019			$6,329,288			$5,722,468

Funding sources:
Interest-bearing liabilities:
NOW deposits	$37,148	$37	0.40%	$31,773	$32	0.40%	$37,275	$36	0.39%
Regular money market deposits	136,485	425	1.25	125,257	382	1.21	167,973	395	0.95
Bonus money market deposits	873,954	3,234	1.49	739,230	3,454	1.85	515,162	1,061	0.84
Time deposits	343,571	766	0.90	336,327	805	0.95	312,646	696	0.90
Foreign sweep deposits	144,256	807	2.25	32,968	284	3.42	—	—	—

Total interest-bearing deposits	1,535,414	5,269	1.38	1,265,555	4,957	1.55	1,033,056	2,188	0.86
Short-term borrowings	234,945	1,811	3.10	116,881	1,366	4.64	548,829	7,295	5.39
Contingently convertible debt	149,314	239	0.64	149,136	232	0.62	148,560	232	0.63
Junior subordinated debentures	52,969	725	5.50	51,455	841	6.48	51,158	841	6.67
Senior and subordinated notes	532,376	6,854	5.18	510,102	7,782	6.05	—	—	—
Other long-term debt	152,636	1,604	4.23	152,669	2,055	5.34	152,669	2,046	5.44

Total interest-bearing liabilities	2,657,654	16,502	2.50	2,245,798	17,233	3.04	1,934,272	12,602	2.64
Portion of noninterest-bearing funding sources	3,193,381			3,255,648			3,075,833

Total funding sources	5,851,035	16,502	1.14	5,501,446	17,233	1.24	5,010,105	12,602	1.02

Noninterest-bearing funding sources:
Demand deposits	2,899,599			2,941,205			2,817,960
Other liabilities	245,506			215,288			152,129
Minority interest in capital of consolidated affiliates	261,664			245,211			171,282
Stockholders’ equity	687,596			681,786			646,825
Portion used to fund interest-earning assets	(3,193,381)			(3,255,648)			(3,075,833)

Total liabilities, minority interest and stockholders’ equity	$6,752,019			$6,329,288			$5,722,468

Net interest income and margin		$92,586	6.36%		$97,647	7.04%		$93,691	7.58%

Total deposits	$4,435,013			$4,206,760			$3,851,016

Average stockholders’ equity as a percentage of average assets			10.18%			10.77%			11.30%

(1)	Includes average interest-bearing deposits in other financial institutions of $82.9 million, $59.4 million and $41.8 million for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively.

(2)	Interest income on non-taxable investments is presented on a fully tax-equivalent basis using the federal statutory income tax rate of 35.0 percent. The tax equivalent adjustments were $0.5 million, $0.3 million and $0.3 million for the quarters ended March 31, 2008, December 31, 2007, and March 31, 2007, respectively.

(3)	Average investment securities of $345.2 million, $303.0 million and $211.0 million for the quarters ended March 31, 2008, December 31, 2007 and March 31, 2007, respectively, were classified as other assets as they were noninterest-earning assets.

Gains on Derivative Instruments, Net

	Three months ended
	March 31, 2008	December 31, 2007	March 31, 2007	% Change
(Dollars in thousands)				December 31, 2007	March 31, 2007
(Losses) gains on foreign exchange forward contracts, net (1)	$(2,363)	$577	$892	(509.5)%	(364.9)%
Change in fair value of interest rate swap (2)	(493)	(418)	(341)	17.9	44.6
Equity warrant assets:
Gains on exercise, net	4,516	7,136	2,983	(36.7)	51.4
Change in fair value (3):
Cancellations and expirations	(457)	(662)	(747)	(31.0)	(38.8)
Other changes in fair value	1,396	1,788	(814)	(21.9)	(271.5)

Total net gains on equity warrant assets (4)	5,455	8,262	1,422	(34.0)	283.6

Total gains on derivative instruments, net	$2,599	$8,421	$1,973	(69.1)%	31.7%

(1)	Represents the change in the fair value of foreign exchange forward contracts executed on behalf of clients and contracts with correspondent banks to economically reduce our foreign exchange exposure risk related to certain foreign currency denominated loans.

(2)	Represents the change in the fair value of the hedging relationship from the interest rate swap agreement related to our junior subordinated debentures.

(3)	At March 31, 2008, we held warrants in 1,188 companies, compared to 1,179 companies at December 31, 2007 and 1,232 companies at March 31, 2007.

(4)	Includes net gains on equity warrant assets held by consolidated investment affiliates. Relevant amounts attributable to minority interests are reflected in the interim consolidated statements of income under the caption “Minority Interest in Net Loss (Income) of Consolidated Affiliates”.

Minority Interest in Net (Loss) Income of Consolidated Affiliates

Included in net income is income/expense that is attributable to minority interests. As part of our funds management business, we recognize the entire income or loss from funds where we own significantly less than 100%. We are required under GAAP to consolidate 100% of the results of the funds that we are deemed to control. Similarly, we are required under GAAP to consolidate the results of eProsper, of which we own 65%. The relevant amounts attributable to investors other than us are reflected under “Minority Interest in Net Income of Consolidated Affiliates”. Our net income includes only the portion of income or loss that is attributable to our ownership interest. The tables below present, as non-GAAP financial measures, our net income of consolidated affiliates, noninterest income, net gains on investment securities, net gains on derivative instruments, and noninterest expense, all of which exclude minority interest. We believe these non-GAAP financial measures provide investors with an enhanced understanding of certain income, gains and expenses that are attributable to our ownership interest.

	Three months ended
(Dollars in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
Net interest income (1)	$257	$251	$420
Noninterest income (1)	(975)	4,509	11,256
Noninterest expense (1)	(2,759)	(2,492)	(2,255)
Carried interest (2)	(741)	(311)	935

Total minority interest in net (loss) income of consolidated affiliates	$(4,218)	$1,957	$10,356

(1)	Represents minority interest share in net interest income, noninterest income, and noninterest expense of consolidated affiliates.

(2)	Represents the preferred allocation of income earned primarily by the General Partner managing one of our consolidated funds.

Summary of Non-GAAP Noninterest Income, Net of Minority Interest

	Three months ended
Non-GAAP noninterest income, net of minority interest (Dollars in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
GAAP noninterest income	$41,565	$53,189	$47,461
Less: losses (income) amounts attributable to minority interests, including carried interest	1,716	(4,198)	(12,191)

Non-GAAP noninterest income, net of minority interest	$43,281	$48,991	$35,270

Summary of Non-GAAP Net Gains on Investment Securities, Net of Minority Interest

	Three months ended
Non-GAAP net gains on investment securities, net of minority interest (Dollars in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
GAAP net (losses) gains on investment securities	$(6,112)	$6,113	$12,251
Less: losses (income) amounts attributable to minority interests, including carried interest	1,899	(3,947)	(10,822)

Non-GAAP net gains on investment securities, net of minority interest	$(4,213)	$2,166	$1,429

Summary of Non-GAAP Net Gains on Derivative Instruments, Net of Minority Interest

	Three months ended
Non-GAAP net gains on derivative instruments, net of minority interest (Dollars in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
GAAP net gains on derivative instruments	$2,599	$8,421	$1,973
Less: losses (income) amounts attributable to minority interests	46	(43)	(590)

Non-GAAP net gains on derivative instruments, net of minority interest	$2,645	$8,378	$1,383

Summary of Non-GAAP Noninterest Expense, Net of Minority Interest

	Three months ended
Non-GAAP noninterest expense, net of minority interest (Dollars in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
GAAP noninterest expense	$83,437	$83,477	$82,117
Less: amounts attributable to minority interests	(2,759)	(2,492)	(2,255)

Non-GAAP noninterest expense, net of minority interest	$80,678	$80,985	$79,862

Reconciliation of Basic and Diluted Weighted Average Shares Outstanding

	Three months ended
(Shares in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
Weighted average shares outstanding-basic	32,280	33,044	34,422
Effect of dilutive securities:
Stock options	1,012	1,160	1,328
Restricted stock awards and units	73	68	93
Convertible debt (1)	1,218	1,466	1,320

Total effect of dilutive securities	2,303	2,694	2,741

Weighted average shares outstanding-diluted	34,583	35,738	37,163

(1)	The dilutive effect of convertible debt is calculated using the treasury stock method based on our average share price.

Credit Quality

	Period end balances at
(Dollars in thousands)	March 31, 2008	December 31, 2007	March 31, 2007
Nonperforming loans and assets:
Total nonperforming loans	$7,606	$7,634	$10,920
Other real estate owned	1,794	1,908	5,677

Total nonperforming assets	$9,400	$9,542	$16,597

Nonperforming loans as a percentage of total gross loans	0.17%	0.18%	0.32%
Nonperforming assets as a percentage of total assets	0.14%	0.14%	0.28%
Allowance for loan losses	$49,636	$47,293	$40,256
As a percentage of total gross loans	1.13%	1.13%	1.19%
As a percentage of nonperforming loans	652.59%	619.50%	368.64%
Reserve for unfunded credit commitments (1)	$13,281	$13,446	$13,544
Total gross loans	4,377,498	4,178,098	3,381,144
Total unfunded credit commitments	$4,860,671	$4,938,625	$4,292,120

(1)	The “Reserve for Unfunded Credit Commitments” is included as a component of “Other Liabilities”.

Average Client Investment Funds (1)

	Three months ended
(Dollars in millions)	March 31, 2008	December 31, 2007	March 31, 2007
Client directed investment assets	$12,774	$12,746	$11,886
Client investment assets under management	6,375	6,202	5,190
Sweep money market funds	2,746	2,572	2,392

Total client investment funds	$21,895	$21,520	$19,468

(1)	Client Investment Funds invested through SVB Financial Group are maintained at third party financial institutions.

Period end total client investment funds were $21.0 billion at March 31, 2008, compared to $22.2 billion at December 31, 2007 and $19.3 billion at March 31, 2007.